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Exhibit 10.1

FIRST AMENDMENT
TO
MICHAELS STORES, INC.
DEFERRED COMPENSATION PLAN
(As Amended And Restated as of January 1, 2002)

        The Michaels Stores, Inc. Deferred Compensation Plan Administrative Committee adopts the following amendments to the Michaels Stores, Inc Deferred Compensation Plan (the "Plan"):

        1.    Section 6.3 of the Plan is amended in its entirety to read as follows:

          6.3  Unscheduled Distributions. Participants will be permitted to request to withdraw amounts from their Accounts at any time ("Early Distributions"), subject to the following restrictions:

            (i)    The election to take an Early Distribution will be made by filing a form provided by and filed with the Administrative Committee or a third-party administrator designated by the Administrative Committee.

            (ii)  The maximum amount payable to a Participant in connection with an Early Distribution will in all cases equal 90% of the amount requested by the Participant (which requested amount must be not less than $10,000 or the Participant's entire Distributable Amount if less than $10,000); provided, however, that the maximum amount payable to a Participant in connection with an Early Distribution will be 90% of the Distributable Amount as of the end of the calendar month in which the Early Distribution request is received by the Administrative Committee or the third-party administrator.

            (iii)  The amount described in paragraph (ii) above will be paid in a single lump sum by the end of the calendar month next following the calendar month in which the Early Distribution request is received by the Administrative Committee or the third-party administrator. A distribution pursuant to this Section 6.3 of less than the Participant's entire interest in the Plan will be made pro rata from his or her Investment Fund Subaccounts according to the balances in such Subaccounts.

            (iv)  If a Participant receives an Early Distribution, the remaining portion of the requested or approved amount, as applicable, in excess of the amount payable under paragraph (ii) above (i.e., 10% of such amount), will be permanently forfeited and the Company will have no obligation to the Participant or his or her Beneficiary with respect to such forfeited amount. Forfeiture of such amount will be made pro rata from the Participant's Investment Fund Subaccounts according to the balances in such Subaccounts.

            (v)  If a Participant receives an Early Distribution, the Participant will be ineligible to participate in the Plan for the balance of the Plan Year in which the Early Distribution occurs and for the immediately following Plan Year.

            (vi)  A Participant will be limited to a maximum of two Early Distributions during all of his or her periods of Plan participation.

        2.    Section 6.4 of the Plan ("Financial Hardship Withdrawals") is amended by the addition of the following sentence.

    Any action permitted to be taken by the Administrative Committee pursuant to this Section 6.4 will be valid if taken by any member of the Administrative Committee acting alone; provided, however, that a member of the Administrative Committee may not act with respect to a financial hardship withdrawal to be made from the member's own Account.

        3.    The first sentence of Section 7.2 of the Plan ("Committee Action") is amended in its entirety to read as follows:

    Except as otherwise expressly provided in the Plan, the Administrative Committee will act at meetings by affirmative vote of a majority of the members of the Committee.

        Executed at Irving, Texas, this 30th day of April, 2002.

MICHAELS STORES, INC. DEFERRED COMPENSATION PLAN ADMINISTRATIVE COMMITTEE
By:	/s/ SUE ELLIOTT Sue Elliott
By:	/s/ DAVID KEEPES David Keepes

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  Exhibit 10.1
FIRST AMENDMENT TO MICHAELS STORES, INC. DEFERRED COMPENSATION PLAN (As Amended And Restated as of January 1, 2002)